Exhibit 99.1

Contango Announces Results for the Fiscal Year Ended June 30, 2003 and Updates Operations

    HOUSTON--(BUSINESS WIRE)--Sept. 16, 2003--Contango Oil & Gas Company (AMEX:MCF) reported a net loss for the year ended June 30, 2003 of $4.9 million, or $0.54 per basic and diluted share, compared to net income for the year ended June 30, 2002 of $6.0 million, or $0.55 per basic share and $0.48 per diluted share. Total revenues for the year ended June 30, 2003, after reflecting a loss of $5.7 million from hedging activities, were $28.2 million. Total revenues for the year ended June 30, 2002, after reflecting a gain of $5.0 million from hedging activities, were $28.9 million. EBITDAX for the year ended June 30, 2003 was $20.9 million, compared with $22.5 million for the year ended June 30, 2002.
    For the three months ended June 30, 2003, Contango had net income of $1.2 million, or $0.13 per basic share and $0.11 per diluted share. Total revenues for the three months ended June 30, 2003, after reflecting a loss of $292,000 from hedging activities, were $8.8 million. EBITDAX for the three months ended June 30, 2003 was $7.1 million.
    Total proved reserves as of June 30, 2003 were 21.2 billion cubic feet of natural gas and 395,000 barrels of oil. The present value of estimated future cash flows before income taxes as of June 30, 2003, using prices of $5.23 per MMbtu of natural gas and $30.19 per barrel of oil and discounted at 10% per annum, was $69.6 million. Proved producing reserves represented 97% of total proved reserves.

    Operations Update

    Contango also announced that on September 12, 2003 it completed the sale of some non-core reserves in Brooks County, Texas for $5.0 million. Proved reserves were 1.5 Bcfe and accounted for $5.0 million of the Company's discounted present value at 10% per annum as of June 30, 2003. After the sale of these properties, the Company has $12.3 million of debt outstanding and $11.4 million of unused bank borrowing capacity. Our current production rate following the sale of these properties is 16,000 MMbtue per day. At today's commodity prices, the Company expects EBITDAX of $1.5 to $2.0 million per month through year-end 2003.
    Kenneth R. Peak, Chairman and Chief Executive Officer, said, "The increase in liquidity from this reserve sale comes at an opportune time. We now have eight wells, five onshore and three offshore, scheduled to begin drilling between now and year-end 2003. This is, by far, the highest activity level in the Company's history."
    "On our STEP properties, we will spud a Queen City development well in September. We recently completed a 3-D seismic shoot in Jim Hogg and Starr Counties, Texas and will drill an exploratory Queen City well on this acreage in October 2003. If this play develops, we would expect to drill another five to seven wells with drilling expenditures in the $3.0 to $4.0 million range. We also have a shallow oil exploratory prospect that we will drill in October. If this well is successful, it could lead to another three to five wells."
    "Our 3-D seismic shoot with Alta Resources in Duval County, Texas is on schedule, and we expect to have our field work completed by November 1, 2003. If the shoot is successful, we could be drilling prospects by year-end. We are also going to participate with Alta Resources in the drilling of a Queen City exploratory well in Jim Hogg County. Drilling is expected to start in October 2003. If this play develops, we would expect to drill another five to seven wells with drilling expenditures in the $3.0 to $4.0 million range. Separately, we currently are participating with a 7.1% working interest in a 15,500 foot Wilcox test in Goliad County, Texas."
    Commenting on offshore activities, Mr. Peak said, "Contango, Republic Exploration and Magnolia Offshore Exploration have farmed out three "deep shelf" lease blocks. Magnolia's lease block is currently drilling, and the other two farmout wells are expected to spud by year-end 2003. Contango and its partially owned subsidiaries are fully carried on all drilling and completion costs on these prospects."
    Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also owns a 10% partnership interest in a proposed LNG terminal in Freeport, Texas. Additional information can be found on our web page at www.mcfx.biz.
    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.


              CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Year Ended June 30,
                                            -------------------------
                                                   2003         2002
                                            ------------ ------------
 REVENUES:
 Natural gas and oil sales                  $33,919,126  $23,901,995
 Gain (loss) from hedging activities         (5,708,958)   5,016,173
                                            ------------ ------------
 Total revenues                              28,210,168   28,918,168
                                            ------------ ------------

 EXPENSES:
 Operating expenses                           5,736,454    3,904,541
 Exploration expenses                        17,922,116    2,694,425
 Depreciation, depletion and amortization     8,787,794    8,593,635
 Impairment of natural gas and oil
  properties                                    181,610      527,150
 General and administrative expense           2,063,503    2,901,566
                                            ------------ ------------
 Total expenses                              34,691,477   18,621,317
                                            ------------ ------------

 INCOME (LOSS) FROM OPERATIONS               (6,481,309)  10,296,851

 Interest expense                              (710,587)    (285,159)
 Interest income                                 30,359      194,905
 Gain on sale of assets and other               490,730      373,539
                                            ------------ ------------
 INCOME (LOSS) BEFORE INCOME TAXES           (6,670,807)  10,580,136

 (Provision) benefit for income taxes         2,334,782   (4,003,154)
                                            ------------ ------------

 NET INCOME (LOSS)                           (4,336,025)   6,576,982
 Preferred stock dividends                      600,000      600,000
                                            ------------ ------------

 NET INCOME (LOSS) ATTRIBUTABLE TO COMMON
  STOCK                                     $(4,936,025)  $5,976,982
                                            ============ ============

 NET INCOME (LOSS) PER SHARE:
 Basic                                           $(0.54)       $0.55
                                            ============ ============
 Diluted                                         $(0.54)       $0.48
                                            ============ ============

 WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING:
 Basic                                        9,129,169   10,841,665
                                            ============ ============
 Diluted                                      9,129,169   13,711,597
                                            ============ ============


              CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES
                  OPERATING AND FINANCIAL STATISTICS

                                               Year Ended June 30,
                                            -------------------------
                                                   2003         2002
                                            ------------ ------------
 Production:
 Natural gas (thousand cubic feet)            6,016,395    6,981,909
 Oil and condensate (barrels)                   138,569      186,274
 Total (thousand cubic feet equivalent)       6,847,809    8,099,553

 Natural gas (per thousand cubic feet per
  day)                                           16,483       19,129
 Oil and condensate (per barrels per day)           380          510
 Total (per thousand cubic feet equivalent
  per day)                                       18,763       22,189

 Average sales price:
 Natural gas (thousand cubic feet)                $5.00        $2.94
 Oil and condensate (barrels)                    $27.90       $21.44
 Total (thousand cubic feet equivalent)           $4.95        $3.03

 Selected data per Mcfe:
 Production and severance taxes                   $0.35        $0.20
 Lease operating expense                          $0.48        $0.28
 General and administrative expense               $0.30        $0.36
 Depreciation, depletion and amortization
  of natural gas and oil properties               $1.24        $1.05

 EBITDAX (1)                                $20,900,941  $22,485,600

(1) EBITDAX represents earnings before interest, income taxes, depreciation, depletion and amortization, impairment expenses, exploration expenditures, including gain (loss) from hedging activities. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used by investors as an indicator of a company's operating performance and ability to incur and service debt. We believe EBITDAX assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion and amortization, impairment of natural gas and oil properties and exploration expenses, which can vary significantly depending upon accounting methods. EBITDAX is not a calculation based on the U.S. generally accepted accounting principles and should not be considered an alternative to net income (loss) in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash, which are disclosed in our statements of cash flows. Investors should carefully consider the specific items included in our computation of EBITDAX. While we have disclosed our EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management's discretionary use, due to requirements to conserve funds for capital expenditures, debt service, preferred stock dividends and other commitments.

    CONTACT: Contango Oil & Gas Company
             Kenneth R. Peak, 713-960-1901
             www.mcfx.biz